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                                                                 EXHIBIT 9(a)(2)

                            EATON VANCE GROWTH TRUST

                        ADMINISTRATIVE SERVICES AGREEMENT
                               dated April 1, 1997




                                                                   June 23, 1997



                             Amendment to Schedule A




Effective with their fiscal year end (August 31, 1997), certain Funds which are series of Eaton Vance Growth Trust will be restructured as classes of shares. With respect to the EV Growth series the Marathon and Classic Funds will become Class B and Class C, respectively of the existing Traditional version of the corresponding Fund and the current Traditional Fund will change its name to that indicated on Schedule A hereto with the Traditional shares becoming Class A shares of the renamed Fund. With respect to the EV Worldwide Developing Resources series the Traditional Fund will become Class A of the existing Marathon version of the corresponding Fund and the current Marathon Fund will change its name to that indicated on Schedule A hereto with the Marathon shares becoming Class B shares of the renamed Fund.

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                                                                   June 23, 1997


                                   SCHEDULE A

                           Effective September 1, 1997




Eaton Vance Growth Fund
Eaton Vance Worldwide Developing Resources Fund